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                                                                    EXHIBIT 4.10

[SYQUEST LOGO APPEARS HERE]          VIA TELECOPIER




June 24, 1998


Econor Investment Corp.
c/o Mr. Moishe Bodner
International Securities Corporation
310 Madison Avenue, Suite 501
New York, NY  10017

Re:  Exercise of Warrants/Issuance of Common Stock

Dear Mr. Bodner:

     This letter confirms that SyQuest Technology, Inc. ("SyQuest") and Econor Investment Corp. ("Econor") agree as follows:

1. Econor will exercise various of its warrants, as more specifically set forth on Exhibit A attached hereto, received in connection with assignments with various investors of the Company's Convertible Preferred Stock, Series 2 at various per share warrant exercise prices to acquire 549,622 shares of the Company's common stock, for total proceeds of $1,588,628.95 (the "Proceeds").

2. Upon receipt of the Proceeds, plus an additional $86.25 representing the par value for an additional 862,492 shares (the "Additional Common Shares) of the Company's common stock, the Company will issue a total of 1,412,114 shares of common stock to Econor.

3. The Additional Common Shares shall have piggy-back registration rights so that they will be registered in a future registration statement consistent with existing Company contractual obligations regarding registrations, provided however that the Company agrees to register such shares no later than 180 days from the date of this letter, subject to delays caused by reasonable business considerations.

4. The Proceeds plus the additional $86.25 will be wire-transferred to the following account: Bank of America, 1850 Gateway Blvd., 4th Floor, Concord, CA 94520, ABA # 121-000-358, Account # 12334-56287.

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5.   The Company will deliver the shares of common stock issued upon exercise of the warrants in accordance with the terms of the warrants, and the Company confirms that it will direct its transfer agent to deliver such shares electronically without a restrictive legend provided that Econor complies with the applicable prospectus delivery requirements under the Securities Act of 1933 and provides notice to the Company using the attached form.

     The Company acknowledges that Econor is relying on information disclosed in the Company's public filings with the SEC and confirms that it is aware of no material misstatements or omissions in those filings.

ACKNOWLEDGED AND ACCEPTED:


SyQuest Technology, Inc.                   Econor Investment Corp.



/s/ EDWARD L. MARINARO                     /s/ S. HERIT
------------------------                   -------------------------
Edward L. Marinaro                         Authorized Representative
Chairman of the Board